Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the registration of 2,000,000 common shares under the G-III Apparel Group, Ltd. 2005 Stock Incentive Plan of our reports dated March 31, 2009, with respect to the consolidated financial statements and schedule of G-III Apparel Group, Ltd. and subsidiaries included in its Annual Report (Form 10-K) for the year ended January 31, 2009, and the effectiveness of internal control over financial reporting of G-III Apparel Group, Ltd. and subsidiaries filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
New York, New York
June 15, 2009